Exhibit 99.1

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AXIL Brands is listed on the NYSE American exchange.

The company is a world leader in All-In-One hearing protection and enhancement technology. AXIL’s innovations have created a streamlined, growing, profitable business addressing a relatively untapped 84 billion dollar market.

Management’s focus on fundamentals has paved the way for a recent stock buyback, reducing fully diluted outstanding shares by approximately 55%, helping produce a 380% increase in earnings per share year over year in the last quarter, or a 900% increase based on the post buyback share reduction.

Recent co-brandings with NASCAR and Sig Sauer, retail presence in Bass Pro Shops, Cabela’s and Walmart, as well as distribution by Beretta in Europe and Australia, has spearheaded 7 straight quarters of year over year revenue growth.

Through online sales and major retailers, AXIL has grown to serve over 300,000 customers worldwide.

For investor information and updates follow ticker symbol AXIL.

To view their innovative suite of products, visit GoAxil.com.

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We believe our total addressable market worldwide is approximately $84 billion, based on the Company’s internal calculations derived from the estimation of the total target user pool, projected average selling price, and new products. Our estimates of the addressable market for our products may prove to be inaccurate. The projected demand for our products could differ materially from actual demand. Even if the total addressable market for our products is as large as we have estimated and even if we are able to gain market acceptance, we may not be able to penetrate the existing market to capture additional market share.